                                                            EXHIBIT 10.30
                                                            -------------

                  SETTLEMENT AGREEMENT, CONSULTING AGREEMENT
                  ------------------------------------------
                               & GENERAL RELEASE
                               -----------------


     This Settlement Agreement & General Release ("Agreement") is made and entered into by and between (1) Calvin M. Carrera, his heirs, successors, administrators, executors and representatives ("Carrera") and (2) View Tech, Inc., its current or former officers, directors, agents and employees (not including Carrera), its parent, its predecessors, successors, affiliates, related entities, and assigns ("Company").

NOW, THEREFORE, Carrera and the Company agree as follows:

1.   GENERAL TERMS:

     A. Carrera's employment with the Company began on or about August 11, 1997 and will end as an employee on February 28, 1999. In executing this Agreement, Carrera hereby formally resigns from his position as General Manager and employee of the Company.

     B. From March 1, 1999 until February 29, 2000 Carrera shall act as a consultant providing, on an irregular basis, professional management services for the Company. These services shall assist the Company in organizational transition underway during the period of March 1, 1999 through February 29, 2000.

     C. Carrera and the Company want to settle fully and finally all potential and actual differences, if any, between them, which arise out of or relate to Carrera's employment with, or separation of employment from, the Company. Carrera and the Company want to settle fully and finally as many potential and actual differences and issues, if any, as possible, between them, which arise out of or relate to Carrera's membership in the Board of Directors with the Company.

     D. Carrera and the Company also acknowledge that the Company is aware that Carrera, after his employment ends with the Company, will be forming a new corporation shortly thereafter.

     E. Carrera and the Company agree that the August 18, 1997 employment letter agreement between the Company and Carrera is hereby extinguished, canceled and rendered null and void. Any continued benefits or payments made to Carrera after February 28, 1999 are pursuant to the Agreement and not pursuant to the August 18, 1997 employment letter agreement.

     F. Carrera, by executing this Agreement, hereby informs the Company that he will resign his membership from the Company Board of Directors, effective December 31, 1999.

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2.   CARRERA CONSIDERATION FOR ENTERING INTO AGREEMENT:

     A. Carrera acknowledges that his employment with the Company ended on February 28, 1999. He will remain on the Board of Directors until December 31, 1999 at the latest. During the time that he will continue to be a member of the Board of Directors, Carrera agrees to forego, and not accept, any remuneration as a non-employee member of the Board of Directors. Carrera shall, in the execution of his duties as a non-employee member of the Board of Directors, be entitled to reimbursement of his reasonable expenses, as approved by a majority of the Board of Directors.

     B. Carrera understands and agrees that he has not suffered any discrimination in the terms, conditions or privileges of his employment, and/or membership in the Board of Directors, based upon age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medication condition, marital status, sexual orientation, and/or harassment. Carrera also understands and agrees that he has not complained of any such discriminatory and/or harassing acts while employed at Company, nor as a member of the Board of Directors of the Company. Further, Carrera understands and agrees that the Company has not retaliated against Carrera in any way with reference to any actual or potential acts of discrimination and/or harassment, which Carrera acknowledges there were no such acts of discrimination and/or harassment.

     C. Carrera represents and agrees that he has turned over to the Company all files, memoranda, records, electronic data, documents and tangible items, and any other physical and/or intangible property ("Property") which are the property of the Company and which Carrera had in his possession, custody or control, as an employee, at the time he executed this Agreement. However, as Carrera will remain a member of the Company's Board of Directors until December 31, 1999, Carrera may still maintain, in his possession, custody or control, all such Property necessary to fulfill his duties as a member of the Board of Director until he ceases to be a member of the Board of Directors.

     D. Carrera represents and agrees that he has not filed before, or at the time of, executing this Agreement, a lawsuit, administrative complaint, claim, charge of any kind with any court, governmental or administrative agency, or arbitrator against the Company or its officers, directors, agents or employees, asserting anything released in this Agreement. Carrera promises never to file any such lawsuit, administrative complaint, claim or charge, against the Company asserting anything released in this Agreement.

3.   COMPANY CONSIDERATION:

     A. The Company will pay Carrera his normal base pay from his position as General Manager from March 1, 1999 through February 29, 2000, as well as his usual

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         benefits he received on a monthly basis as an employee. He will also continue to be provided with e-mail and voice mail (with appropriate "walls" and limited access, all for the Company's benefit) during the period of March 1, 1999 through February 29, 2000. Carrera may also use, during the March 1, 1999 through February 29, 2000 period, the Company's Dell computer provided to Carrera as an employee; but only for use off-Company premises. Carrera promises to return the Dell computer to the Company no later than March 6, 2000. Carrera will also continue to be able to use a Company cell phone he has been using. However, the Company is only paying for the basic cost of the phone, and for phone calls, up to a total of One Hundred and Fifty Dollars ($150.00) per month. Any sums above $150.00 per month are Carrera's responsibility and Carrera must reimburse the Company for those costs. Carrera promises to return said company cell phone no later than March 6, 2000.

     B. Carrera will have, by February 29, 2000, 27,000 vested stock options, as an employee or a corporate insider (per applicable securities laws), under the 1997 Stock Incentive Plan. Per this Agreement, and consistent with the 1997 Stock Incentive Plan, Carrera shall have until and including February 29, 2000 in which to exercise the stock options. Carrera is advised that the 1997 Stock Incentive Plan has no three month, or any other, extension period such that, on February 29, 2000, all of Carrera's unexercised stock options plan become null and void, canceled and/or lapsed.

     C. Carrera has 2,000 vested stock options, as a Director, under the 1997 Non-Employee Director's Stock Option Plan. Pursuant to the Non-Employee Director's Stock Option Plan, and this Agreement, Carrera shall have twelve (12) months, from the date in which he ceases to provide any services to the Company as a consultant or member of the Board of Directors. Carrera is advised that the 1997 Non-Employee Director's Stock Option Plan has no three month, or any other, extension period such that, at the end of the twelve (12) month period from the date in which he ceases to provide services as a consultant or member of the Board of Directors, all of Carrera's unexercised stock options under this plan become null and void, canceled and/or lapsed.

     D. Carrera has 12,000 vested stock options, as a Director, under the 1995 Stock Option Plan. Pursuant to the 1995 Stock Option Plan, and this Agreement, Carrera has an additional three months after the date in which he terminates his membership in the Board of Directors and consultant services with the Company, said termination date that can be no later than February 29, 2000. For the consideration provided by the Company, Carrera agrees to exercise 10,000 out of the 12,000 vested stock options no later than March 31, 1999 (this year). Carrera agrees said 10,000 vested stock options shall become null and void, canceled and/or lapsed if said 10,000 vested stock options are not so exercised by March 31, 1999. Carrera is advised that the remaining 2,000 shares are to be exercised no later than three months after Carrera terminates his membership in the Board of Directors and consulting services with the Company, said termination date that can be no later than February 29, 2000.

     E. To the extent the Company has promised to Carrera, orally or in writing, any stock options other than as stated in Paragraph 3(B) through (D), the Company and Carrera hereby agree that any and all such other stock options are null and void, canceled and/or lapsed upon execution of this Agreement. To the extent Carrera has any stock options that will not vest by February 29, 2000, the Company and Carrera agree that any and all said non-vested stock options are null and void, canceled and/or lapsed by February 29, 2000.

     F. The Company, in entering into this Agreement, including, but not limited to the consideration identified in Paragraph 3(A) through 3(E), does not admit, and is not admitting, any liability or fault to Carrera, or anyone, on any issue relating to the events leading up to this Agreement, nor any issue relating to this Agreement.

 4.  MUTUAL GENERAL RELEASE:

     A. In exchange for the payments and promises provided herein, Carrera knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Carrera may have against the Company, and/or any of the Company's, current or former officers, directors, agents or employees, successors, parent, predecessors, affiliates or related entities, for any and all lawsuits, complaints, claims, charges, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses of any kind, based upon Carrera's status as an employee and/or a member of the Board of Directors with the Company.

     B. In exchange for the payments and promises provided herein, the Company knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Company may have against the Carrera, his heirs, successors, administrators, executors, representatives and assigns, for any and all lawsuits, complaints, claims, charges, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses of any kind, based upon Carrera's status as an employee of the Company.

     C. This Mutual General Release includes, but is not limited to, complaints, claims and charges for employment discrimination, wrongful termination (actual and constructive), violation of public policy, breach of contract (express, implied, oral and written), breach of implied covenant of any kind, fraud, intentional misrepresentation, negligent misrepresentation, intentional infliction of emotional distress, negligent infliction of emotional distress, harassment (based upon sex, race, age or other state or federally protected category), retaliation (based upon complaint of discrimination or harassment), or any other claims, based upon tort, contract or otherwise, relating to Employee's relationship with the Company.

     D. This Mutual General Release also includes a release of all complaints, claims and charges under any federal, state or local regulations and laws, including but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq. (discrimination, harassment and retaliation in employment); (2) the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq.; (3) Section 1981 et seq. Of the Civil Rights Act of 1866, 42 U.S.C. Sections 1981, et seq. (civil rights violations and discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. Sections 206, et seq.; (5) the California Fair Employment and Housing Act, California Government Code Sections 12900 et seq. (discrimination, harassment and retaliation in employment); (6) the California Labor Code sections 200 et seq. (salary, commission, compensation, benefits and other matters); (7) the Fair Labor Standards Act, 29 U.S.C. Sections 201, et seq. (wage and hour matters, including overtime pay); (8) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 42 U.S.C. Section 1395(c) (insurance continuation matters); (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. Sections 701, et seq. (disability discrimination); (11) the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1001, et seq. (employee benefits); (12) Title I of the Americans with Disabilities Act (disability discrimination, harassment and retaliation); (13) California Labor Code Section 132(a) (discrimination and/or retaliation based upon filing or maintaining a workers' compensation claim); and
         (14) any applicable California Industrial Welfare Commission Order (wage matters).

     E. This Mutual General Release, however, does not waive or release any right or claims of Employee or Company under (1) the Age Discrimination in Employment Act; (2) the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. Section 1395(c) (insurance COBRA matters) and
         (3) the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 701, et seq. (employee benefits), to the specifically limited extent that any such claims arise after the date the Employee and the Company sign this Agreement.

     F. Carrera and the Company acknowledge and agree that, as a condition to this Agreement, each expressly releases and waives all rights and claims that the Carrera or the Company know about as well as those they may not know about. Carrera and the Company expressly acknowledge that this Agreement is intended to include and does include, in its effect, without limitation, all claims which each party does not know or suspect to exist against the other party, notwithstanding any waivable and/or voidable statutory rights, and language, to the contrary, for each party to this Agreement. Carrera and the Company agree to waive the benefits of California Civil Code Section 1542 which states:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     G. Notwithstanding anything stated in any and all portions of this Paragraph, and all subparagraphs herein, nothing in this entire Paragraph 4 releases Carrera from anything related to Carrera's status as a member of the Company's Board of Directors, including, but not limited to, Claims by third parties (whether by individuals, businesses or public entities) relating to stocks, warrants, bonds, and any and all other securities matters, Claims by employees or board members (other than Carrera) against the Company, and other matters.

 5.  NON-ASSIGNMENT OF ANY RIGHTS, DUITES OR OBLIGATIONS UNDER AGREEMENT:

     Carrera and the Company represent and agree that each has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims being released in this Agreement. Carrera represents and agrees that he shall not assign his rights, liabilities, obligations or duties in this Agreement, or any portion of this Agreement.

 6.  NO REPRESENTATIONS, ORAL OR WRITTEN, OTHER THAN WHAT IS CONTAINED IN THIS
     AGREEMENT:

     Carrera and the Company represent and agree that no promises, statements, restrictions, limitations or inducements have been made by or to each other that caused either party, or both parties, to sign this Agreement other than those expressly stated in this Agreement.

 7.  CONFIDENTIALITY OF THIS AGREEMENT & NON-DISPARAGMENT:

 A. Carrera agrees to keep the terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than Employee's spouse, and the Carrera's attorneys and licensed tax and/or professional investment advisors (hereafter referred to as "Carrera's Confidants"), all of whom will be informed of this confidentiality provision, and be bound by this confidentiality provision. Neither Carrera nor Carrera's Confidants shall disclose the amount or terms of this Agreement to anyone, including, but not limited to, any representative of any media (print, broadcast, internet, cable, etc.), to any past, present or prospective employee of, or applicant for, employment with the Company, executive recruiter or "headhunter", to any counsel for any current or former employee of the Company, to any other counsel or third party, and/or to the public at large.

 B. Each party agrees not to make any written or oral statements that denigrate, disparage or otherwise criticize the other party.

C. The obligations described in this Paragraph, and all subparagraphs herein, shall continue in effect after the payment of the sums required under this Agreement.

8.  NON-COMPETITION, NON-DISCLOSURE OF TRADE SECRETS & CONFIDENTIAL INFORMATION:

    A. Carrera understands and agrees that in the course of his relationship with the Company, he has acquired confidential information and trade secrets concerning the Company's past, present or future clients, operations, plans, methods of doing business, projected and historic revenues, marketing, costs, production, growth and distribution, and confidential business strategies. Carrera understands and agrees that it would be extremely damaging to the Company if such information were disclosed to a competitor, or made available to any other person, business or government entity. Carrera understands and agrees that such information has been disclosed in confidence to Carrera, that he will keep such information secret and confidential and that he will not in any way use, distribute or disclose such information in any manner contrary to law, including, but not limited to, the Uniform Trade Secrets Act, as passed by the State of California, Civil Code Sections 3426 et seq. This non-disclosure includes, but is not limited to, non-disclosure to any competitors of the Company, as well as the general public, of such confidential and/or trade secret information.

    B. In view of the nature of Carrera's relationship with the Company, Carrera also agrees that the Company would be irreparably harmed by any violation or threatened violation of this Agreement, and that, therefore, the Company shall be entitled to an injunction prohibiting Carrera from any violation or threatened violation of this Agreement, and/or other relief, including, but not limited to, monetary damages, to which the Company may be entitled. Carrera's duties under this entire Paragraph, including subparagraphs herein, shall continue after the execution of this Agreement.

9.  NO CONTACT WITH COMPANY EMPLOYEES AND/OR CUSTOMERS OF COMPANY:

    A. Carrera agrees that, for a period lasting from March 1, 1999 through and including February 29, 2000, Carrera will not initiate any contact whatsoever with any current employee of the Company for reasons of soliciting employment of said current employees without receiving prior approval from the Company, through the General Counsel of the Company.

    B. The Company acknowledges that Carrera has personal pre-existing relations with certain current employees. Contact for personal reasons may be made to said current Company employees. The Company also acknowledges that Carrera will be contacting various employees for technical information and questions. Carrera agrees that he will not do so in a manner that will interfere with the Company's employees' performance of their full duties for the Company.

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

    C. Except for the tele-medicine products mentioned in Paragraph 9(D) below, Carrera agrees that, from the period beginning six weeks before executing this Agreement through the period ending February 29, 2000, he has not contacted, nor will he contact, in any way whatsoever, any current or potential customers of the Company to work with Carrera and/or any business or corporation in which Carrera plans to become involved, without receiving prior approval from the Company through the General Counsel of the Company.

    D. Carrera also agrees that, for a period lasting from March 1, 1999 through and including February 29, 2000, Carrera will not compete with the Company in any product or service areas in which the Company has been conducting its business, with the sole exception of tele-medicine products, without receiving the prior approval of the Company, through the General Counsel of the Company.

    E. The Company agrees not to manufacture tele-medicine products for the period of March 1, 1999 through December 31, 1999 without receiving prior approval from Carrera and/or the business in which Carrera is involved.

    F. The phrase "potential customers" means, for this Paragraph 9, and all subparagraphs herein, any and all persons or entities with whom the Company is in negotiation for a contractual relationship as a customer of the Company, at the time of the execution of this Agreement between Carrera and the Company. The term "contact" shall mean any and all contacts whatsoever, whether in-person, by e-mail, telecommunications, internet, letter, or any other form of contact, either directly or indirectly through any intermediary or intermediaries.

10. OPPORTUNITY TO CONSULT WITH ATTORNEY; REASONABLE TIME TO CONSIDER AGREEMENT; VOLUNTARY PARTICIPATION IN THIS AGREEMENT; RIGHT TO REVOKE AGREEMENT:

    A. Carrera acknowledges that he has been advised of the opportunity to review this Agreement with an attorney, that he has had the opportunity to thoroughly discuss with an attorney all aspects of (i) his rights against the Company, if any, and (ii) this Agreement, to the extent Carrera elects or elected to do so, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been offered a reasonable period of up to twenty-one (21) days to consider signing or executing this Agreement, and that he is voluntarily signing or executing this Agreement.

    B. Carrera further understands that he has the right to revoke this Agreement for a period of seven (7) days after the date of execution, with such revocation limited to claims under the federal Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq. If Carrera revokes the Agreement as to claims under the Age Discrimination in Employment Act, Carrera understands and agrees that the

        Agreement remains valid and enforceable as to all other aspects of the Agreement, including but not limited to the Mutual General Release.

    C. However, notwithstanding Paragraph 10(B), if Carrera undertakes to revoke the Agreement as to claims under the Age Discrimination in Employment Act within the seven (7) day period, the Company, in its sole discretion, reserves the right, within six months thereafter, to revoke any other portion, or the rest, of the Agreement.

11. GOVERNING LAW & VENUE:

        This Agreement is to be construed under the laws of the State of California. Carrera and the Company expressly agree that any lawsuit, claim or charge which may be filed in connection to any dispute or issue concerning this Agreement shall be so filed within the State of California, in the State or Federal court, whichever is most appropriate, in the County of Ventura.

12. PROPER CONSTRUCTION OF AGREEMENT:

    A. The language of all provisions, parts and terms of this Agreement shall be construed, in all cases, as a whole according to its fair meaning, and not strictly for or against any of the parties, regardless of which part prepared the language in question.

    B. The paragraph headings used in this Agreement are intended solely for convenience of reference, and shall not in any manner amplify, limit, modify, clarify or otherwise be used in the interpretation of any of the provisions, parts or terms in this Agreement.

    C. Should any provision, part or term in this Agreement be declared, or be determined to be, illegal or invalid, all remaining provisions, parts or terms shall be valid, and the illegal or invalid provision, part or term shall be deemed not to be a part of this Agreement.

    D. This Agreement is the entire agreement between Carrera and the Company. This Agreement supersedes any and all prior agreements or understandings, written or oral, between the parties relating to the subject matter of this Agreement.

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

PLEASE CAREFULLY READ THIS AGREEMENT, WHICH IS A TOTAL OF TEN (10) PAGES, IN ITS ENTIRETY.

Executed at Camarillo, CA, this 2/nd/ day of March, 1999.

CALVIN M. CARRERA

By: /s/ Calvin M. Carrera
   -------------------------
    Calvin M. Carrera

Witness: /s/ Mitchell J. Freedman
        ----------------------------


Executed at Camarillo, CA, this 2/nd/ day of March, 1999.

VIEW TECH, INC. ("Company")

By: /s/ Ali Inanilan
   --------------------
    Ali Inanilan
    Chief Financial Officer

Witness: /s/ Mitchell J. Freedman
        ----------------------------





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